UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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Sunoco, Inc.

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We are writing to you with respect to the shareholder proposal to be voted on at Sunoco, Inc.’s annual meeting of shareholders submitted on behalf of Amalgamated Bank’s LongView LargeCap 500 Index Fund. While appearing, on its face, to focus primarily on the merits of a “double-trigger” versus “single-trigger” mechanism for vesting and payout of equity awards in the context of a change in control, the proposal actually goes far beyond this. Amalgamated’s shareholder proposal asks Sunoco’s board of directors to adopt a policy that, in the event of a change in control, there will be no acceleration in vesting of any future equity awards, but unvested awards may vest on a pro rata basis as of the termination date. We strongly disagree with the ISS proxy report which recommends a vote “FOR” this shareholder proposal, and we explain below why we believe that our shareholders should vote “AGAINST” Amalgamated’s proposal.

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The equity award vesting methodology set forth in the proposal is uncommon and, if adopted, would place Sunoco at a competitive disadvantage. The proposal advocates pro rata vesting of all equity awards upon termination of employment without cause, following a change in control. This framework is uncommon. In fact, based upon a review of publicly filed equity plans, not a single one of Sunoco’s peer companies (i.e., Frontier Oil, Hess, Holly, Marathon Oil, Murphy Oil, Tesoro, Valero and Western Refining) has implemented the proponent’s proposal. Moreover, among all public companies, the proponent’s written proposal cites only one, Occidental Petroleum, that has adopted the policy advanced by the proposal. Adopting the proposal’s vesting methodology would place Sunoco at a distinct competitive disadvantage relative to its peers in its compensation practices.

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If adopted, the proposal would unfairly penalize management and disadvantage Sunoco in attracting and retaining executive management. Under the proposal, executives who are involuntarily terminated following a change in control would, through no fault of their own, forfeit a significant portion of the equity they were previously awarded. Thus, adoption of the proposal’s pro rata vesting methodology would unfairly penalize executives performing their duties in good faith for the benefit of shareholders. Such forfeiture of unvested equity awards in the event of a change in control termination would be a disincentive to executives and would adversely affect Sunoco’s ability to retain executive management at a key time when it is executing critical strategic actions.

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Adoption of the proposal would result in mis-alignment of the interests of management and shareholders and hinder Sunoco’s ability to create and deliver maximum value to shareholders. Appropriately structured equity arrangements promote the alignment of management and shareholder interests, i.e., maximizing shareholder value. Accordingly, equity arrangements at most large industrial companies generally provide for full equity vesting either immediately upon a change in control or upon an involuntary termination of employment following a change in control. This framework focuses management on maximizing shareholder value during a potential change in control event. Implementation of the proposal would frustrate the essential link between management and shareholder interests in the change in control context. To deprive an employee of previously granted equity awards based on the occurrence of an involuntary (without employee fault) termination of employment following a change in control would increase the likelihood that such employee’s objective decision-making ability could be compromised, or such employee could experience potential conflicts of interest, due to uncertainty about the employee’s own circumstances. Such an employee also may be more likely to leave the company in the midst of a transformative transaction.

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Sunoco is a nationally recognized leader in corporate governance. Sunoco has implemented robust, long-standing and systematic policies and procedures to promote effective corporate governance practices, particularly in the area of executive compensation. While Sunoco is open to suggestions from shareholders regarding corporate governance matters, for the reasons described above, Amalgamated’s proposal would not further these goals and, in our view, would be adverse to the interests of our shareholders. Sunoco is and will remain a leader in corporate governance best practices.

For the foregoing reasons, we believe that the ISS recommendation on this proposal is unwarranted, and we urge you to vote “AGAINST” the shareholder proposal relating to vesting of equity awards following a change in control. We appreciate your investment in Sunoco and your consideration of the foregoing matter. If you have any questions, you may direct them to: Corporate Secretary, Sunoco, Inc., at 215-977-3000, or sunocoir@sunocoinc.com.